Exhibit 10(c)

                      Consent of PricewaterhouseCoopers LLP

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of the WRL Freedom Attainer Post-Effective Amendment No. 12 to the Registration Statement on Form N-4 of our report dated January 29, 1999, relating to the financial statements and financial highlights of the sub-accounts comprising the WRL Freedom Variable Annuity, WRL Freedom
Attainer, WRL Freedom Bellwether, WRL Freedom Conqueror and WRL Freedom Wealth Creator Contracts of the WRL Series Annuity Account, which appears in such Statement of Additional Information. We also consent to the references to us under the heading "Independent Accountants" in such Statement of Additional Information.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
April 20, 1999